UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(AMENDMENT NO. )

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ITEX CORPORATION
(Name of Registrant as Specified In Its Charter)

PAGIDIPATI FAMILY, LP

MPIC FUND I, LP

MPIC CANADIAN LP

CORNER MARKET CAPITAL MANAGEMENT, INC.

CORNER MARKET CAPITAL U.S., INC.

CORNER MARKET CAPITAL CORP.

SANJEEV PARSAD

ALNESH MOHAN

DAVID POLONITZA
RAHUL PAGIDIPATI

SIDD PAGIDIPATI

WAYNE P. JONES

RICHARD POLONITZA

GRETA POLONITZA

G. ANDREW COOKE

DR. DEVAIAH PAGIDIPATI

DR. RUDRAMA PAGIDIPATI

KIRK ANDERSON

PAUL W. KIM

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The Committee to Enhance ITEX (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of ITEX Corporation.  The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On September 8, 2010, the Committee issued the following press release and  posted  to HTTP://WWW.ENHANCEITEX.COM

The Committee to Enhance ITEX Nominates Highly Qualified Independent Directors for Election to ITEX’s Board to Rejuvenate Core Franchise Business

Press Release Source: The Committee to Enhance ITEX on Wednesday September 8, 2010, 6:00 am EST

CRANFORD, N.J., Sept 8 /PRNewswire/ -- The Committee to Enhance ITEX, composed of David Polonitza, Rahul Pagidipati, Corner Market Capital, Inc., together  with  certain  affiliates, announced today that it has notified ITEX Corporation (OTC Bulletin Board: ITEX.ob - News) of its intention to nominate three highly qualified individuals for election to the Board of Directors at the Company's 2010 Annual Meeting of Shareholders. The members of the Committee are ITEX Corporations' largest shareholders, collectively owning approximately 13.1% of ITEX's outstanding shares.

The Committee's three independent director nominees are Wayne P. Jones, Alnesh Mohan, and Sidd Pagidipati.  The relevant portions of their biographies are set forth below.

Wayne P. Jones

Mr. Jones has been involved in franchising and business operations for over 30 years.   Mr. Jones is past CEO of Pizza Hut Franchise Association, President of KFC Canada, Senior VP of Operations for Arby’s Restaurants, and Vice President Marketing & Development for Tumbleweed Restaurants, Inc.  He also held executive and marketing positions at the H.J Heinz and General Mills companies. Mr. Jones has been a Professor of Business at the University of Louisville, College of Business & Public Administration, Louisville, Kentucky, since 1998.  Mr. Jones is CEO and Managing Director of The University Group, LTD, a management consultancy, and consults with a wide range of clients. He is an active lecturer in Corporate Strategy, New Venture Creation, New Product Development, Franchising and Marketing Strategy.  He is also a Certified Expert Witness in franchising who serves as an Expert Witness in Marketing and Franchising cases.  Mr. Jones holds a Ph.D. from Marquette University, and an MBA from the University of Louisville.

Alnesh Mohan

Mr. Mohan has been involved in the accounting services industry since 1994.  Mr. Mohan has served as Partner at Quantum Advisory Partners LLP, a business advisory firm, since 2005, and as Vice-Chairman and CEO of Corner Market Capital Corporation, an investment fund, since 2006.  Through Quantum Advisory Partners LLP, Mr. Mohan acts on behalf of a number of public companies and is currently CFO of Hudson Resources Inc., a publicly listed company on the TSX Venture Exchange.  Mr. Mohan has a Bachelor of Business Administration degree from Simon Fraser University, and a Master’s of Science in Taxation from Golden Gate University.  Mr. Mohan has been a registered Chartered Accountant in British Columbia since 1997, and a registered Certified Public Accountant in Illinois since 2000.  Prior to his current positions at Quantum and Corner Market Capital, Mr. Mohan was a Tax Manager at KPMG from 2001-2005 consulting on corporate & personal tax compliance in Canada and the United States.

Sidd Pagidipati

Mr. Pagidipati is is the Co-Founder and former Chief Executive Officer of Freedom Health, the 3rd largest Medicare Advantage health plan in Florida and one of the largest privately held health plans in the United States. Inc. Magazine recognized Freedom Health as the 7th fastest-growing private company in America in 2009 (growing over 10,000% in three years) and the 225th fastest growing company in 2010—making the Inc. 500 two years in a row.  In 2008, the Indo-US Chamber of Commerce selected Mr. Pagidipati as the Business Man of the Year.  In 2009, Mr. Pagidipati founded and became CEO of BusinessChamber.com, an online local networking company.  Prior to co-founding Freedom Health, Mr. Pagidipati worked as an investment banker at Merrill Lynch and Donaldson, Lufkin & Jenrette (DLJ), where his expertise included debt and equity financings.  Mr. Pagidipati graduated from Magna Cum Laude Georgetown University with a degree in Economics and International Relations.

The Chairman of the Committee – David Polonitza commented:

"The Company's existing board and management team’s strategy to build on operations other than ITEX’s core franchise business is failing. While revenues generated by the franchise business continues to be stagnant, Corporate overhead related to Company-run barter offices, ITEX media, and other initiatives appears to have grown faster (increase of $2.4 million since FY 2006) than corresponding revenue growth within these segments (increase of $1.5 million since FY 2006). Management’s expenditure of over $4 million on acquisitions mostly related to these segments since 2006 have yielded virtually no increases to the Company’s operating cash flow, due in part to the growth of the Company’s overhead costs by over 80% during that time period.

(in thousands)	FY 2006	FY 2007	FY 2008	FY 2009
Gross Association and Transaction Fees generated by Franchisees	$14,256	$13,980	$14,219	$14,569
(Increase/Decrease) Since FY 2006		-$276	-$37	$313

Net Association and Transaction Fees generated by Franchisees paid to ITEX Corp.	$4,170	$4,713	$4,689	$5,234
(Increase/Decrease) Since FY 2006		$543	$519	$1,064

Other Revenue	$390	$191	$1,745	$1,933
(Increase/Decrease) Since FY 2006		-$199	$1,355	$1,543

Corporate Overhead and Expenses (Salaries, Other Marketplace Expenses, Media Costs, and SG&A)	$2,944	$3,098	$4,308	$5,378
(Increase/Decrease) Since FY 2006		$154	$1,364	$2,434

Operating Cash Flow	$1,616	$1,806	$2,126	$1,789

*Source – SEC Filings

Only by increasing the overall percentage of fees that franchisees pay ITEX Corporate over the past few years has ITEX been able to increase its cash flows.  In our opinion, this short-term increase to operating cash flows is contributing to the long-term decline in the health of ITEX’s franchise-system which is its core business.

(in thousands)	FY 2006	FY 2007	FY 2008	FY 2009
Total Gross Association and Transaction Fees generated by Franchisees	$14,256	$13,980	$14,219	$14,569
Total Commissions paid to Franchisees	$10,086	$9,267	$9,530	$9,335
Net Total Fees paid by Franchisees to ITEX Corp.	$4,170	$4,713	$4,689	$5,234

Overall % of Franchisee’s Revenue paid to ITEX Corp.	29.2%	33.7%	32.9%	35.9%

*Source – SEC Filings

We believe the current board is incapable of leading the revitalization of the franchise system and ending unprofitable ventures due to its closed nature, non-ITEX business relationships with one another, and a near decade of service together as board members at two separate companies.

If the status quo is maintained, we are deeply concerned that the Company's future is in jeopardy.  Shareholders cannot afford to allow this board to have more time to implement an effective strategy.  We will not linger on the sidelines at this critical juncture. Our nominees can help implement a strategic plan designed to create value for all shareholders.  ”

The Committee's issues with the current ITEX’s board and management can be summarized as follows:

•                      Ill-advised capital allocation decisions

•                      Failure to grow the franchise business

•                      ITEX’s elevated member churn rate

•                      Increases in Corporate overhead surpassing corresponding increases in non-franchisee related revenues

•                      The identification of a material weakness in ITEX’s internal controls

•                      Lack of true independence of ITEX’s board

Capital Allocation

Since 2006, management expended over $4 million in acquisitions. These acquisitions helped to increase Corporate Overhead and Expenses by over $2 million annually, outpacing non-franchise operations revenue gains over that time period. These acquisitions have done little to increase the overall revenue growth of the franchise system. Due to these significant capital expenditures producing miserable results, we are skeptical of management’s future plans for ITEX’s capital.

Increasing Corporate Overhead

Between FY 2006-FY 2009, ITEX’s full time employee count has increased 68% to 32 Full Time Employees from 19, while Corporate Overhead and Expenses (to include salaries and selling, general, and administrative expenses) increased by 79% to $5.37 million.  Over that same period, overall revenues increased by only 12% or $1.85 million, while overhead expansion increased by over $2 million - outpacing revenue growth.  Management’s “growth” plans have actually resulted in decreasing overall cash flows.

Member churn rate

Though ITEX does not publish their member churn rates in their financial statements, within investor presentations and the 2009 annual meeting, we have discovered the following:

	FY 2007	FY 2008	FY 2009
Approximate Churn Rates	14%	18%	16%

* Source – FY 07 and 08 Information based upon June 2008 ITEX Investor relations presentation posted on ITEX.com.  FY 09 information is an estimate based on information provided to shareholders at ITEX’s FY 2009 Annual Meeting.

Approximately 10,000 member businesses have left the ITEX marketplace between FY2007-FY2009 based upon ITEX’s publicly disclosed churn rates. With only 24,000 ITEX members, the amount of businesses leaving the ITEX system is unacceptable.  We partly attribute this high rate of turnover to ITEX’s acquisition policy, and the squeezing of franchisees in general through higher fees to ITEX Corporate, resulting in their inability to properly maintain staffing to satisfy their existing members.

Corporate Governance and Accounting Issues

We believe shareholder concerns regarding governance are being ignored.  The board has given no indication that it intends to change its composition, despite the fact that each of ITEX’s three current board members have non-ITEX business relationships with one another.  Additionally, in FY 2009, an ITEX board member was retained by the Company as a consultant by the “interim” CFO, who also serves as the CEO and Chairman of the Company.  This board member was to assist with internal audit matters during fiscal 2009. Subsequently, the Company has admitted that material weaknesses existed in its internal auditing procedures during FY 2010. This is the second time a material weakness was identified by the Company since 2005.  We believe a CFO with a strong accounting background is needed to ensure the Company can correct its accounting deficiencies.

Our Plan to Enhance Shareholder Value at ITEX

We believe that ITEX is the leader in the barter industry and business can be revitalized with the help of our highly qualified director nominees.  If elected at the 2010 Annual Meeting of Shareholders, our nominees would, subject to their fiduciary duties, endeavor to work with the other board members to address the concerns discussed above.  A general outline of the initiatives that our nominees would seek to implement are as follows:

•                      Rework ITEX’s fee policies, and the implementation of a franchisee incentive program that allows franchisee’s to grow, while improving ITEX’s operating cash flow

•                      Actively recruit entrepreneurs with the proper fit to join ITEX’s franchises brokers

•                      Refocus the company on franchise-related initiatives

•                      End an ineffective acquisition strategy – organic growth will be the focus

•                      Upon restructuring the franchise business, return excess cash flows beyond conservative operating requirements to shareholders

•                      Hire a full-time CFO to improve ITEX’s accounting practices

•                      List ITEX’s stock on a NASDAQ exchange

•                      Provide current management with the opportunity to work under new directors, while preparing an executive team to replace existing management if necessary

Over the coming months we will be communicating with you regarding details of our ideas to improve the ITEX Corporation.  Our  recently  launched  website, www.enhanceitex.com,  will be the  primary  channel  over  which  we will impart  information on vital matters.  We encourage shareholders to visit our website regularly and to share their thoughts with us about the ITEX Corporation.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Committee to Enhance ITEX (the "Committee"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders of ITEX Corporation (the "Company").

THE COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INVESTORCOM, INC. AT ITS TOLL-FREE NUMBER (877) 972-0090 OR VIA EMAIL AT ENHANCEITEX@INVESTOR-COM.COM.

The Participants in the proxy solicitation are anticipated to be David Polonitza, Wayne P. Jones, Sidd Pagidipati, Rahul Pagidipati. Sanjeev Parsad, Alnesh Mohan, Pagidipati Family, LP, MPIC Fund I, LP, MPIC Canadian LP, Corner Market Capital, Inc., Corner Market Capital, U.S., Inc., Corner Market Capital Corp., Richard Polonitza, Greta Polonitza, G. Andrew Cooke,  Dr. Devaiah Pagidipati, Dr. Rudrama Pagidipati, Kirk Anderson, and Paul W. Kim  (collectively, the "Participants").

Information regarding the Participants and their affiliates, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by David Polonitza on September 22, 2009, as amended or may be amended from time to time (the "Schedule 13D").  The Schedule 13D is currently available at no charge on the SEC's website at http://www.sec.gov.  As of the date hereof, the Participants and their affiliates collectively own an aggregate of 473,601 shares of Common Stock of the Company, consisting of the following:  (1) 127,635 shares held directly by David Polonitza, (2) 3,000 shares held directly by Rahul Pagidipati, (3) 139,779 shares held directly by the Pagidipati Family, LP, (4) 11,800 shares held directly by Devaiah and Rudrama Pagidipati, (5) 71,395 shares held directly by Kirk Anderson, (6) 6,000 shares held directly by Paul W. Kim, (7) 8,152 shares held directly by Richard and Greta Polonitza, (8) 80,000 shares held in accounts managed by MPIC FUND I, LP,  (11) 14,380 shares held in accounts managed by MPIC CANADIAN, LP, (12) 11,460 shares held directly by G. Andrew Cooke. Each of the participants disclaims beneficial ownership of such shares except to the extent of his/its pecuniary interest therein.

DISCLAIMER

Certain factual, financial, and statistical data and other information contained herein was obtained by the Committee to Enhance ITEX from the SEC filings of ITEX Corporation--sources that it deems to be reliable. However, the Committee to Enhance ITEX has not independently verified any of such data or other information, or the reasonableness of the assumptions upon which such data and other information was based, and there can be no assurance as to the accuracy of such data and other information. The Committee to Enhance ITEX recognizes that there may be confidential or otherwise non-public information discussed in this letter that could lead ITEX Corporation or others to disagree with the conclusions reached by the Committee to Enhance ITEX.

The analyses provided may include certain statements, assumptions, estimates and projections prepared with respect to, among other things, the historical and anticipated operating performance of the ITEX Corporation. Such statements, assumptions, estimates, and projections reflect various assumptions by the Committee to Enhance ITEX concerning anticipated results that are inherently subject to significant economic, competitive, and other uncertainties and contingencies and have been included solely for illustrative purposes. No representations, express or implied, are made as to the accuracy or completeness of such statements, assumptions, estimates or projections or with respect to any other materials herein. Actual results may vary materially from the estimates and projected results contained herein. The Committee to Enhance ITEX disclaims any obligation to update this letter.

Some members of the Committee to Enhance ITEX own common stock of the ITEX Corporation. The members of the Committee to Enhance ITEX may, in future, change their stock holding positions in the ITEX Corporation, collectively or individually, and may possibly increase, decrease, dispose of, or change the form of their investment for any or no reason.

This letter should not be considered a recommendation to buy, sell, or hold any investment. In addition, this letter is neither an offer to purchase nor a solicitation of an offer to sell any securities of the ITEX Corporation.

Contact:

John Grau

InvestorCom, Inc.

(203) 972-9300

Or

David Polonitza

(502) 460-3141

polonitza@enhanceitex.com